EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-123538, 333-137663, 333-169002, 333-176540, 333-185884, 333-189478 and 333-196876) on Form S-8 and (Nos. 333-178685, 333-180731 and 333-195364) on Form S-3 and (No. 333-201879) on Form S-4, of Pacific Ethanol, Inc. of our reports dated March 15, 2016 relating to our audits of the consolidated financial statements and internal control over financial reporting of Pacific Ethanol, Inc., which appear in this Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Sioux Falls, South Dakota

March 15, 2016